Exhibit 10.47

ANIMAL CLINICAL TRIAL AGREEMENT (SARS-CoV-2)

THIS ANIMAL CLINICAL TRIAL AGREEMENT made and effective as September 14, 2020 (herein the “Effective Date”) by and between APPLIED DNA SCIENCES, INC., a Delaware Corporation, with an address of 50 Health Sciences Drive, Stony Brook, NY 11790 (herein “Applied DNA”), EVVIVAX S.R.L., a Italian Limited Liability Company, with an address of Via di Castel Romano 100, 00128 Roma, Italy (herein “Evvivax” and together with Applied DNA herein the “Sponsors”), and VETERINARY ONCOLOGY SERVICES, PLLC, a New York Limited Liability Company, with an address of 69 Dakota Drive, Hopewell Junction, NY 12533, USA (herein the “Clinical Research Team”).

WHEREAS, multiple studies have shown that felis catus (domesticated cats) are susceptible to infection by SARS-CoV-2, the virus that causes the disease COVID-19 in humans;

WHEREAS, the Sponsors have jointly developed PCR manufactured DNA-based vaccine candidates against SARS-CoV-2 that have shown the production of T cell immunity and antibodies against SARS-CoV-2 in pre-clinical studies;

WHEREAS, the research program contemplated by this Agreement is of mutual interest and benefit to Clinical Research Team and to the Sponsors and will potentially further the development of a DNA-based vaccine against SARS-CoV-2 in domesticated cats;

NOW, THEREFORE, the parties hereto agree as follows:

1.	STATEMENT OF WORK. Clinical Research Team agrees to use its reasonable efforts to perform the research program (herein the “Research Program”) as set forth in Exhibit A. Clinical Research Team shall not make changes to the Research Program without the prior written consent of Sponsors. Clinical Research Team shall ensure that staff members who are participating in the Research Program have been properly informed about the requirements of the Research Program and the rules and regulations under which the Research Program is to be conducted, and have the necessary qualifications, experience, authorizations and supervision to perform their assigned duties.

2.	PRINCIPAL INVESTIGATOR. Elisa Sanchez, BS, LVT. If, for any reason, that person is unable to continue to serve as Principal Investigator, Sponsors and Clinical Research Team shall attempt to find a successor acceptable to both parties. If such a successor is not available, this Agreement shall be terminated as provided in Article 6.

3.	PERIOD OF PERFORMANCE. The research to be conducted hereunder shall be conducted during the period beginning on Fall 2020 and ending on 6-7 months post initiation of trial. (herein the “Termination Date”) and will be subject to renewal only by mutual, written agreement of all parties.

4.	RESEARCH DEVICE OR PRODUCTS. Sponsors shall provide the study device and/or products and other components as appropriate for completion of the Research Program (“Research Materials”) to the Clinical Research Team, free of cost. All Research Materials shall remain the property of the Sponsors during the Research Program and receipt, use, and disposition of the Research Materials shall be accounted for by the Clinical Research Team. Research Materials shall be used in connection with the Research Program and shall not be analyzed, transferred to a third party or used for any other purpose. Upon the completion of the Research Program or termination of this Agreement, unless otherwise required by law or so notified by Sponsors in writing, all remaining Research Materials will be stored under appropriate conditions by the Clinical Research Team and then returned to Sponsors at Sponsors’ expense.

5.	COSTS. Each party agree to each their own costs to complete Research Program. Each party acknowledges that it has sufficient funds to complete the Research Program. The parties acknowledge that, in compliance with all applicable laws, the Clinical Research Team may charge animal owners to participate in the Research Program.

6.	EARLY TERMINATION. Any party may terminate this Agreement upon thirty (30) days’ written notice to all other parties. In the case of termination by Sponsors, Sponsors agree to pay all Research Program costs incurred by the Clinical Research Team prior to the date of the written notice of termination.

7.	REPORTS AND CONFIDENTIAL INFORMATION

A.	From time to time during the term of this Agreement, Clinical Research Team may provide Sponsors with written summaries on the progress of the Research Program. Clinical Research Team may also provide a summary report at the completion of the Research Program.

B.	All information and data, including without limitation any information about a disclosing party’s technologies, the existence or nature of this Agreement, the Research Program and/or other scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial, trade secret, know-how and commercial information, tangible research products or data that is provided by one party to the other party in connection with this Agreement (the “Confidential Information”) shall be maintained in confidence by the receiving party and shall not be disclosed to any third parties or used for any purpose except as set forth herein without the prior written consent of the disclosing party, except to the extent that such Confidential Information:

1.	is known by the receiving party at the time of its receipt, and not through a prior disclosure by the disclosing party, as documented by the receiving party’s written records;

2.	is in the public domain by use and/or publication before its receipt from the disclosing party, or thereafter enters the public domain through no fault of the receiving party;

3.	is subsequently disclosed to the receiving party by a third party who may lawfully do so and is not under an obligation of confidentiality to the disclosing party; or

4.	is developed by the receiving party independently of any Confidential Information received from the disclosing party, as documented by the receiving party’s written records.

A.	Confidential Information must be marked, and if disclosed orally, summarized in writing within thirty (30) days of disclosure. Notwithstanding anything to the contrary in this Agreement, if a disclosing party fails to mark an item of information as confidential or fails to reduce any oral disclosures to writing, such information shall still be treated as Confidential Information for purposes of this Agreement if it is information that is commonly regarded as confidential and/or proprietary. Each party will be considered the receiving party with respect to Confidential Information that consists of knowledge of the existence of this Agreement, the nature of the Research program, and the fact that the parties hereto are conducting or intend to conduct the Research Program, such that disclosures or uses thereof for any purpose except as set forth herein will require the prior written consent of the other party; provided however, each party may disclose Confidential Information to its employees, contractors, consultants, advisors, directors or investors who require access in order to perform the Research Program and who have contractually agreed, either as a condition to employment or in order to obtain or access the Confidential Information, to be bound by terms and conditions of confidentiality and non-use at least as stringent as the terms of this Agreement.

D.	If a party is required by judicial or administrative process to disclose the other party’s Confidential Information, including, without limitation, to one or more patent authorities in connection with application(s) for patent, such party shall promptly inform the other party of the anticipated disclosure in order to provide the other party an opportunity to challenge or limit the disclosure obligations. Any such Confidential Information that is disclosed by judicial or administrative process or to any patent authority shall remain otherwise subject to the confidentiality and non-use provisions of this Section, and the party that anticipates so disclosing such Confidential Information shall take all steps reasonably practical, including without limitation seeking an order of confidentiality, to ensure the continued confidential treatment of such Confidential Information.

E.	Except as may be required to comply with any mandatory disclosure obligation imposed by law, no party shall make any public announcement, publication or disclosure of the substance of this Agreement or the nature of the Research Program without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed. Where a party believes that a mandatory disclosure obligation imposed by law requires it to disclose any of the foregoing, it will exert commercially reasonable efforts so to notify the other parties in writing as much in advance of such disclosure as the circumstances reasonably allow.

8.	PUBLICATIONS. Clinical Research Team or Sponsors shall have the right to publish or present the results of its research performed hereunder with the prior written consent of the Sponsors and Clinical Research Team. Before publishing with the consent of the Sponsors or Clinical Research Team, Clinical Research Team or Sponsors agree to submit copies of any manuscript proposed for publication to Sponsors or Clinical Research Team at least thirty (30) days in advance of the presentation or publication date, and if Sponsors or Clinical Research Team does not ask to defer publication within thirty (30) days after receipt of the manuscript so that patent applications may be filed or Confidential Information removed, Sponsors or Clinical Research Team may proceed with publication. In the event Sponsors or Clinical Research Team ask to defer publication, Sponsor or Clinical Research Team shall not publish or otherwise disclose to any third party any of the information contained in the manuscript until such time as a patent application has been filed or the expiration of sixty (60) days after the date of submission of the manuscript to Sponsors or Clinical Research Team, whichever occurs first. In the case the objection to publication by the Sponsors or Clinical Research Team is due to inclusion of Confidential Information, Sponsors or Clinical Research Team shall not published the manuscripts until the Sponsors or Clinical Research Team agree it is free of Confidential Information. Any publications or presentation must include Clinical Research Team on any or all research documents/manuscripts/marketing pieces directly involving the clinical research results subject to the approval of the Clinical Research Team.

9.	INTELLECTUAL PROPERTY

A.	The Institute hereby assigns to the Sponsors all intellectual property, including, but not limited to, all patents, patent applications, copyrights, discoveries and inventions, whether patentable or not, conceived or reduced to practice by the Institute, alone or jointly with others, during the term of this Agreement, which intellectual property either: (i) is based upon any Confidential Information received from Sponsors, or (ii) is based upon the Institute’s use of the Research Materials during the Research Program (“Intellectual Property”). The Institute agrees to disclose promptly and fully to Sponsors all Intellectual Property and to assist, and cause its employees and agents assist Sponsors in every reasonable way, at Sponsors’ expense, to protect the rights of Sponsors in the Intellectual Property, including, without limitation, to obtain patents and copyrights thereon in any and all countries.

B.	It is acknowledged that each party is entering into this Agreement with background intellectual property, which in the case of the Sponsors includes, without limitation, the Research Materials and their methods of use as set forth in the Research Plan (the “Background Technologies”). Each party retains all rights, title and interest in and to its respective Background Technologies. Neither party grants or shall be required to grant to the other party, by implication or otherwise, any right or license under its Background Technology, nor will a party be required to disclose any of its Background Technology to any other party, except as may be required to accomplish the Research Plan. For clarity, the parties agree that, to the extent a license may be required from a party to another party to conduct the Research Plan, the transfer of material a such party to the other as called for herein will constitute the grant of a limited, non-exclusive, royalty-free, non-transferable license under the Background Technology, solely for the purpose of performing the activities under the Research Plan, with no right to sublicense.

C.	Sponsors shall own all Data and have the right to use all Data in accordance with the terms of this Agreement. Clinical Research Team hereby assigns, and agrees to assign, to Sponsor all right, title and interest in and to all Data and progress reports created specifically for Sponsors in the performance of the Research Program. Notwithstanding any licenses or other rights granted to Sponsors herein, but in accordance with Section 8, Clinical Research Team shall retain the right to use the Data and results for its publication, regulatory, legal, educational, marketing and internal research purposes. Clinical Research Team shall promptly disclose to Sponsors any and all Data. “Data” shall mean all data and information generated by Clinical Research Team or its personnel as a result of conducting the Research Program. Data does not include original Research Program subject or patient medical records, research notebooks, source documents, or other routine internal documents kept in the Clinical Research Team’s ordinary course of business operations, which shall remain the sole and exclusive property of the Clinical Research Team.

10.	USE OF NAMES. No party to this Agreement will use the name of another party in any publication, advertising, or other form of publicity without the written permission of the other party.

11.	ANIMAL STUDIES. It is acknowledged that the Research Program will use live vertebrate animal in the performance of research hereunder. All such use of live vertebrate animals in the performance of the research hereunder shall comply with all applicable laws, government regulations, and guidelines. The Clinical Research Team represents and warrants to the Sponsors that is has experience in the use of live vertebrate animals to conduct research and that all Institute activities under the Research Program will comply with all applicable laws, government regulations, and guidelines, including, without limitation, obtaining informed consent from all animal owners in the form annexed hereto as Exhibit C. The Research Materials shall not be used in conjunction with human subjects.

12.	INDEMNIFICATION.

A.	Sponsors jointly agree to defend, indemnify, and hold harmless the Clinical Research Team, the Principal Investigator and each of their trustees, officers, directors, governing bodies, subsidiaries, affiliates, investigators, employees, agents, successors, heirs and assigns (collectively referred to as “Clinical Research Team’s Indemnitees”), from and against any third party claims, loss, damage, cost and expense of claims (including reasonable attorney’s fees) and suits (“Claims”) alleged to be caused by or arising from (1) the conduct of the Research Program, (2) Clinical Research Team’s use of the Research Material in accordance with this Agreement, or (3) Sponsors’ or any third party’s use of the Research Program results or Research Materials, regardless of the legal theory asserted.

B.	Sponsors shall have no obligation to provide such indemnification to the extent that such Claim is caused by or directly results from an Clinical Research Team’s Indemnitee(s)’: (1) failure to adhere to and comply with all material and substantive specifications and directions set forth in this Agreement or the Research Program or associated protocols (except to the extent such deviation is reasonable to protect the rights, safety and welfare of the Research Program subjects); (2) failure to comply with all applicable laws and regulations in the performance of the Research Program, (3) willful misconduct, negligent acts or omissions, or (4) breach of this Agreement.

C.	Clinical Research Team shall indemnify, hold harmless and defend Sponsors, their directors, officers, employees, subsidiaries and agents, (“Sponsor’s Indemnitees”) from and against third party Claims to the extent directly caused by or resulting from an Clinical Research Team Indemnitee’s willful misconduct or negligence in connection with the conduct of the Research Project.

D.	The indemnified Party shall give notice to the indemnifying Party promptly upon receipt of written notice of a Claim for which indemnification may be sought under this Agreement, provided, however, that failure to provide such notice shall not relieve indemnifying Party of its indemnification obligations except to the extent that the indemnifying Party’s ability to defend such Claim is materially, adversely affected by such failure. The indemnifying Party shall not make any settlement admitting fault or incur any liability on the part of the indemnified Party without indemnified Party’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. The indemnified Party shall cooperate with indemnifying Party in all reasonable respects regarding the defense of any such Claim, at indemnifying Party’s expense. The indemnified Party shall be entitled to retain counsel of its choice at its own expense. In the event a Claim falls under this indemnification clause, in no event shall the indemnified Party compromise, settle or otherwise admit any liability with respect to any Claim without the prior written consent of the indemnifying Party, and such consent not to be unreasonably withheld or delayed.

13.	SERIOUS ADVERSE EVENT REPORTING AND SUBJECT INJURY

A.	Clinical Research Team shall report any serious adverse events (“SAE”) associated with the Research Materials provided under this Agreement within 72 hours after identification of the SAE. Clinical Research Team shall report any unanticipated adverse device effects (“UADE”) within ten (10) working days after the identification of the UADE. Sponsors may terminate this Agreement immediately in the event Clinical Research Team fails to comply with its reporting obligations.

B.	If a Research Program subject suffers an adverse reaction, illness, or injury which, in the reasonable judgment of the Clinical Research Team, was directly caused by a Research Materials administered in accordance with this Agreement and the Research Program, Sponsors shall provide reimbursement up to $5,000 per Research Program subject for reasonable and necessary medical costs of diagnosis and medical treatment of any Research Program subject injury, including hospitalization, but only to the extent such expenses are reasonable and necessary and not attributable to: (i) the Clinical Research Team’s negligence or willful misconduct; or (ii) the Clinical Research Team’s breach of this Agreement.

14.	CONFLICT OF INTEREST. Clinical Research Team and Primary Investigator represent that they have advised Sponsors in writing prior to execution of this Agreement of any known relationship between Clinical Research Team or Primary Investigator and a third party, including, without limitation, competitors of Sponsors, that would: (a) in any way present a conflict of interest with the services to be performed under this Agreement; (b) present a significant opportunity for the disclosure of Sponsors’ Confidential Information; or (c) in any way prevent any party from carrying out the terms of this Agreement. Except with respect to known relationships identified above, Clinical Research Team represents that the terms of this Agreement are valid and binding obligations of Clinical Research Team, and are not inconsistent with any other contractual and/or legal obligations it may have, or with Clinical Research Team’s policies or the policies of any company with which it is associated.

15.	DEBARMENT. Each party represents that neither it, nor any of its employees or agents performing hereunder, have ever been, are currently, or are the subject of a proceeding that could lead to it or such employees or agents becoming debarred or disqualified under applicable laws and regulations relating to clinical trials. Each party further represents that if, during the term of this Agreement, it, or any of its employees or agents performing hereunder, become or are the subject of a proceeding that could lead to that party, employee or agent becoming debarred or disqualified under applicable laws and regulations relating to clinical trials, each party shall promptly, and in no event later than two (2) days after its first knowledge of such proceeding or debarment, notify the other party, and the other party shall have the right to immediately terminate this Agreement.

16.	NO REFERRALS. The parties acknowledge and agree that: (a) any compensation set forth in Exhibit B is provided solely for the purposes of the study and represents the fair market value of the services provided, negotiated in an arms-length transaction and has not been determined in a manner which takes into account the volume or value of any referrals or business otherwise generated between Clinical Research Team and Sponsors; and (b) no provision of this Agreement is intended as an inducement or offer to give or receive anything of value, either directly or indirectly, for the referral of animal patients or for the arranging or furnishing of any item or service for which payment may be made by a government health care program. In the event that Clinical Research Team or the Principal Investigator recommends Sponsors’ products to any person or entity during the term of this Agreement, Clinical Research Team or the Principal Investigator, as applicable, shall disclose this relationship with Sponsors in an effective manner.

17.	RELATIONSHIP OF THE PARTIES. Clinical Research Team relationship to Sponsors under this Agreement is that of an independent contractor, and neither party has authority to bind or act on behalf of the other party. Clinical Research Team represents that Principal Investigator’s relationship to Clinical Research Team is that of an independent contractor acting under the guidance of the Clinical Research Team, and Sponsor further agrees to be responsible for compensating Principal Investigator for his/her services. Further, the parties acknowledge that they are not “business associates” as that term is defined under applicable law, and no party shall undertake any activity in this Agreement that could be construed as establishing such a “business associate” relationship. The Clinical Research Team acknowledges that it is not an agent of Sponsors, and has no authority to speak for, represent or obligate Sponsors in any way without first receiving written authority to do so from Sponsors. The Sponsors acknowledge that they are not an agents of the Clinical Research Team, and have no authority to speak for, represent or obligate the Clinical Research Team in any way without first receiving written authority to do so from the Clinical Research Team.

18.	WARRANTY DISCLAIMER AND LIMITATION OF LIABILITY

A.	NO PARTY MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY TO THE OTHER WITH RESPECT TO THE NATURE, USEFULNESS OR FUNCTIONING OF ITS BACKGROUND TECHNOLOGY OR THE RESEARCH MATERIALS, OR AS TO WHETHER THE RESEARCH PROGRAM WILL BE SUCCESSFUL IN ANY RESPECT, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND PATENT NON-INFRINGEMENT. EACH PARTY ACKNOWLEDGES THAT THE RESEARCH MATERIALS ARE PROVIDED “AS IS”. EACH PARTY ACKNOWLEDGES THAT THE RESEARCH MATERIALS ARE EXPERIMENTAL IN NATURE AND SHOULD BE HANDLED WITH CAUTION AND PRUDENCE.

B.	EXCEPT FOR BREACHES OF SECTION 7 NO PARTY SHALL BE LIABLE TO ANOTHER PARTY UNDER OR IN RELATION TO THIS AGREEMENT FOR ANY INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND WHATSOEVER, WHETHER FROM THE PERFORMANCE OR BREACH OF THIS AGREEMENT PROVIDED, HOWEVER, THAT THIS LIMITATION WILL NOT REDUCE OR AFFECT THE PARTIES’ INDEMNIFICATION OBLIGATIONS UNDER SECTION 12 WITH RESPECT TO THIRD PARTY CLAIMS.

19.	MISCELLANEOUS

A.	Force Majeure. Provided that such failure is cured as soon as is practicable after its occurrence, no party to this Agreement shall be liable for its failure to perform hereunder due to circumstances beyond its reasonable control, including but not limited to strike, riot, war, fire, act of God, terrorist act, cyber-attack, pandemic events, accident, lock-outs or power failure, not caused by the fault or neglect of such party, compliance with any law, regulation or order, whether valid or invalid, of the United States of America or any other governmental body. The party claiming force majeure will notify the other parties with notice of the force majeure event as soon as practicable, but in no event later than five (5) business days after its occurrence, which notice will reasonably identify such obligations under this Agreement and the extent to which performance thereof will be affected. In such event, the parties will meet promptly to determine an equitable solution to the effects of any such force majeure event, and the party affected by the force majeure event will use all reasonable efforts to minimize the loss or inconvenience suffered by the other parties.

B.	Entire Agreement. This Agreement and the exhibits thereto constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the Research Program. Nothing contained in this Agreement shall in any way obligate or require any party to enter into any further agreement or collaboration, regardless of the outcome of the Research Program.

C.	Amendments. No amendment or modification of this Agreement shall be effective unless such amendment or modification is in writing and signed by all parties.

D.	Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and the successors to substantially the entire business and assets of the respective parties hereto. This Agreement shall not be assignable by either party without the prior written consent of the other party; provided, however, that Sponsors may, without such consent, assign this Agreement and its rights and obligations hereunder to an affiliate or in connection with the transfer or sale of all or substantially all of its business pertaining to this Agreement, or in the event of any merger or consolidation or change in control or similar transaction.

E.	Enurement. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

F.	Governing Law and Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with the laws of New York State, United States, without regard to any conflict of laws rules to the contrary. The parties agree that the courts of the state and federal courts of the New York State will have exclusive jurisdiction to determine all disputes and claims arising between the parties.

G.	Notices. Any notices required to be given or which shall be given under this Agreement shall be via email or in writing delivered by first class mail (air mail if not domestic) or overnight courier service (e.g., FedEx) addressed to the parties as follows:

Veterinary Oncology Services, LLC

69 Dakota Drive

Hopewell Junction, NY 12533

Attn: Dr. Joseph Impellizeri, DVM, DACVIM (oncology), MRCVS

Phone: (916) 204-1657

E-mail: oncologyvet@yahoo.com

Applied DNA Sciences, Inc.

50 Health Sciences Drive

Stoney Brook, NY 11790

Attn: Dr. James A. Hayward, CEO

Phone: (631) 240-8800

E-mail: james.hayward@adnas.com

Evvivax, S.R.L.

Via di Castel Romano 100

00128 Roma, Italy

Attn: Dr. Luigi Aurisicchio, CEO

E-mail: aurisicchio@evvivax.com

In the event notices, statements, and payments required under this Agreement are sent by certified or registered mail or overnight courier service by one party to the other party at its above address, they shall be deemed to have been given or made as of the date so mailed, otherwise as of the date received. Any party may change its notice address and contact person by giving notice of same in the manner provided.

H.	Remedies. The rights and remedies available under this Agreement shall be cumulative and not alternative and shall be in addition to and not a limitation of any rights and remedies otherwise available to the parties at law or in equity. No exercise of a specific right or remedy by either party precludes it from or prejudices it in exercising another right or pursuing another remedy or maintaining an action to which it may otherwise be entitled either at law or in equity.

I.	Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, such provision shall be enforced to the maximum extent permitted by law and the parties' fundamental intentions hereunder, and the remaining provisions shall not be affected or impaired.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

VETERINARY ONCOLOGY SERVICES, LLC

By:	/s/ Joseph Impellizeri
Name:	Joseph Impellizeri
Title:	CMO

APPLIED DNA SCIENCES, INC.

By:	/s/ James A. Hayward
Name:	James Hayward
Title:	CEO

EVVIVAX S.R.L.

By:	/s/ Luigi Aurisicchio
Name:	Dr. Luigi Aurisicchio
Title:	CEO

EXHIBIT A - RESEARCH PROGRAM

[Intentionally omitted.]

Exhibit B - Financial compensation

[Intentionally omitted.]

Exhibit C - Informed Consent

[Intentionally omitted.]